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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15
 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         COMMISSION FILE NUMBER: 1-9864

                         EL PASO TENNESSEE PIPELINE CO.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            EL PASO ENERGY BUILDING
                             1001 LOUISIANA STREET
                              HOUSTON, TEXAS 77002
                                 (713) 757-2131
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                      COMMON STOCK, PAR VALUE $5 PER SHARE
                        $7.40 CUMULATIVE PREFERRED STOCK
                        7 7/8% NOTES DUE OCTOBER 1, 2002
                         8% NOTES DUE NOVEMBER 15, 1999
                      9% DEBENTURES DUE NOVEMBER 15, 2012
                       9 7/8% NOTES DUE FEBRUARY 1, 2001
                       10% DEBENTURES DUE MARCH 15, 2008
                      10 3/8% NOTES DUE NOVEMBER 15, 2000
                          10% NOTES DUE AUGUST 1, 1998
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

               8 1/4% CUMULATIVE JUNIOR PREFERRED STOCK, SERIES A
           (TITLE OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY
             TO FILE REPORTS UNDER SECTION 13(a) OR 15(d) REMAINS)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)                           [ ]
              Rule 12g-4(a)(1)(ii)                          [ ]
              Rule 12g-4(a)(2)(i)                           [ ]
              Rule 12g-4(a)(2)(ii)                          [ ]
              Rule 12h-3(b)(1)(i)                           [X]
              Rule 12h-3(b)(1)(ii)                          [ ]
              Rule 12h-3(b)(2)(i)                           [ ]
              Rule 12h-3(b)(2)(ii)                          [ ]
              Rule 15d-6                                    [ ]

     Approximate number of holders of record as of the certification or notice date: 259
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     Pursuant to the requirements of the Securities Act of 1934, El Paso Tennessee Pipeline Co. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                          EL PASO TENNESSEE PIPELINE CO.

Date: April 4, 1997                       By: /s/ JEFFREY I. BEASON
                                            ------------------------------------
                                            Name: Jeffrey I. Beason
                                            Title: Vice President and Controller